                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217

Pricing Supplement No. 4 dated June 25, 1999
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated
June 23, 1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                               Floating Rate Notes


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
Principal Amount:                                                $45,000,000

CUSIP No.:                                                       15231E AD 0

Type:                                                  Regular Floating Rate
Interest Rate Basis:                                           3 month LIBOR

Designated LIBOR Page:                                         Telerate 3750

Initial Interest Rate:                                               5.8275%
Original Issue Date:                                           June 30, 1999
Stated Maturity:                                               June 30, 2000
Price to Public (Issue Price per
$1,000 Principal Amount):                                               100%
Agent's Discount or Commission:                                      $67,500
Net Proceeds to Centex:                                          $44,932,500

Spread:                                                      50 Basis Points

Interest Rate Reset Period:                                        Quarterly

Interest Reset Dates and Payment                  September 30, December 30,
Dates:                                                     March 30, June 30
                                                   (commencing September 30,
                                                                       1999)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the Senior Medium-Term Notes, Series A, described herein through Banc One Capital Markets, Inc. ($25,000,000), Banc of America Securities LLC ($5,000,000) and Warburg Dillon Read LLC ($15,000,000), as Agents.

         We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering, an aggregate of $120,000,000 has been issued.